SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2005

M&F BANCORP, INC.

(Exact Name of Registrant as specified in its charter)

North Carolina	000-27307	56-1980549
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2634 Durham-Chapel Hill Boulevard, Durham, North Carolina 27707

(Address of principal executive offices)

Registrant’s telephone number, including area code (919) 683-1521

Not Applicable

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Executive Officer Compensation. On May 9, 2005, M&F Bancorp, Inc. (the “Company”) and its wholly owned bank subsidiary, Mechanics and Farmers Bank (the “Bank”), Durham, North Carolina, entered into an employment agreement with Mr. Ronald Wiley in connection with his appointment as President and Chief Executive Officer of the Company and the Bank effective June 15, 2005. Information related to Mr. Wiley’s appointment is provided under Item 5.02 below.

Mr. Wiley’s employment agreement provides for an initial term of employment of three years, beginning June 15, 2005. The term of employment will be automatically extended for an additional term of one year on each anniversary date of the agreement unless a non-renewal notice is given by either party to the other prior to the anniversary date of the agreement, so that the remainder of the of the agreement is never less than two years nor more than three years. The agreement may not extend the executive’s employment beyond an initial six-year term.

The agreement provides for an annual base salary of $165,000 which will be reviewed annually by the Company’s Board of Directors. The executive also will receive a one time signing bonus of $25,000, a grant of Company stock with a market value of $5,000, a right to stock awards of $5,000 per year for each year of continuous employment (for up to four years) and $7,500 for relocation expenses. In addition, the employment agreement provides for discretionary bonuses and participation in all other pension, profit-sharing, or retirement plans maintained by the Bank or by the Company for employees and/or executives of the Bank, as well as fringe benefits normally associated with the executive’s office, including reimbursement for the use of an automobile and club dues. The agreement provides that Mr. Wiley shall participate in the Company’s Incentive Compensation Plan, under which he will be entitled to payment of a bonus, at least annually, based upon performance measurements as defined in the agreement.

The employment agreement provides that Mr. Wiley may be terminated by the Bank for cause, as defined in the agreement, he may otherwise be terminated by the Bank (subject to vested rights), or the executive may choose to terminate his employment. If the Bank or Company materially alters the nature of Mr. Wiley’s duties or position, or materially breaches the employment agreement, Mr. Wiley may provide notice of constructive termination and may ultimately be entitled to all compensation provided for during the remainder of his initial term of employment.

In the event of the executive’s total disability for over six consecutive months, the Company may terminate the agreement at its option, after which termination it shall pay the executive an amount equal to 2/3 of his then-existing base salary, less any benefits received from any disability insurance program provided by the Company. In the event of executive’s death during the term of the agreement, the agreement shall be terminated. In addition to any other benefits his surviving spouse or estate would be entitled to, the Company would pay all compensation due through the last day of the calendar month following his date of death, along with $5,000.

In the event of a Change in Control (as defined below), which has not been approved in advance by two thirds of the directors (which directors [“Independent Directors”] are not affiliated with the person or entity effecting the Change in Control) (“Unapproved Change in Control”), and the associated resignation (up to two years later) of Mr. Wiley or termination of the agreement by the Company or Bank, the executive will be entitled to receive his base salary and bonuses for a period of 2.99 years, and shall be entitled to continue to participate in all benefit plans and fringe benefits provided under the agreement. At the executive’s option, instead of his base salary, fringe benefits and participation in benefit plans, he may instead receive, within sixty days following termination, a lump sum reflecting the present value of such compensation.

Following a Change in Control (as defined below) approved by at least two thirds of the Independent Directors (“Approved Change in Control”), the executive may provide notice of construction termination if the Bank or Company materially alters the executive’s level of fringe benefits or benefit plans as of the date of the change of control, or the responsibilities or authorities of the executive are materially diminished. In the event of the executive’s constructive termination (or termination of the agreement by the Company or Bank other than for cause within two years of an Approved Change in Control), the executive shall be entitled to the compensation associated with an Unapproved Change in Control.

For purposes of the employment agreement, a “Change in Control” generally means a change in control of the Bank of a nature that would be required to be reported under the Securities and Exchange Act of 1934 (as amended), the Bank Holding Act of 1956 (as amended), or the Change in Control Act of 1978. A “Change in Control” also means a situation in which a person becomes the beneficial owner of securities representing 30% or more of the combined voting power of the Company’s outstanding securities. The term “Change in Control” also includes a situation where, during any period of two consecutive years, a majority of the individuals constituting the Board of Directors at the beginning of the term of the agreement ceases to continue as directors, unless the nomination of each new director was approved by a vote of at least two thirds of the directors in power at the beginning of the term of the agreement.

A copy of Mr. Wiley’s Employment Agreement is attached as Exhibit 99.1.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Director Compensation.

On May 9, 2005, the Board of Directors of the Bank decided to discontinue immediately the director fee continuation program with the consent of all participants. Therefore, effective May 9, 2005, the Director Fee Continuation Agreements between the Bank and each individual director participant have been terminated and are of no further force and effect.

In connection with this program, the Corporation and the Bank, as applicable, had entered into unfunded director fee continuation agreements with each of the members of the Board of the Corporation and the Bank, except for Mr. Lee Johnson, Jr., pursuant to which the participating directors would receive retirement benefits in the form of fee continuation payments. Such amounts were not part of any fee reduction plan or an arrangement deferring a current bonus or fee increase. Participating directors providing at least 10 years of service were eligible to receive benefits upon their normal or mandatory retirement as provided in each agreement. In the event of a participating director’s termination of service following a “change in control” as defined in each agreement, that director would have been entitled to receive benefits upon reaching the normal retirement age (65) as if the director had continuously served until that time. The participating directors or their beneficiaries were eligible to receive a specified payment equal to 60% of the director’s average fee earnings for the three years immediately prior to his or her retirement payable in equal monthly installments for the participating director’s lifetime.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; APPOINTMENT OF PRINCIPAL OFFICERS.

On May 11, 2005, the Boards of Directors of M&F Bancorp, Inc. (the “Company”) and its wholly owned bank subsidiary, Mechanics and Farmers Bank (the “Bank”), Durham, North Carolina, announced that Mr. Ronald Wiley has been appointed to the positions of President and Chief Executive Officer of the Company and the Bank. Mr. Wiley’s appointment is effective June 15, 2005. Since 2003, Mr. Wiley has served as the President and Chief Executive Officer of Southern Dallas Development Corporation in Dallas, Texas. The company is a 501(c)(3) non-profit organization that operates as a Community Development Financial Institution to provide capital and loans to minority- and women-owned businesses in the Dallas, Texas area. From 1994 to 2002, Mr. Wiley was President and Chief Executive Officer of Douglass National Bank in Kansas City, Missouri, the oldest African American-owned bank west of the Mississippi River.

Effective June 15, 2005, Mr. Lee Johnson, Jr., the current President and Chief Executive Officer of the Company and the Bank will retire after 37 years of service to the Bank and the Company.

A brief description of the material terms of Mr. Wiley’s employment agreement is contained in Item 1.01, “Entry into a Material Definitive Agreement,” above, and is incorporated herein by reference.

A copy of the joint press release of the Company and the Bank dated May 11, 2005 making this announcement is attached as Exhibit 99.2 and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

The following exhibits are filed herewith:

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Employment Agreement between M&F Bancorp, Inc., Mechanics and Farmers Bank and Ronald Wiley dated May 9, 2005

99.2	Press Release dated May 11, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 13, 2005

M&F BANCORP, INC.
By:	/s/ Lee Johnson, Jr.
Lee Johnson, Jr.
President and CEO

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Employment Agreement between M&F Bancorp, Inc., Mechanics and Farmers Bank and Ronald Wiley dated May 9, 2005

99.2	Press Release dated May 11, 2005